Exhibit 99.1

Sealy Board of Directors Announces Retirement of Lawrence J. Rogers in 2012

Board Initiates Search to Find New CEO

TRINITY, N.C., December 13, 2011 — The Board of Directors of Sealy Corporation (NYSE: ZZ) today announced that Lawrence J. Rogers, the Company’s President and Chief Executive Officer, will retire next year after a 33-year career at the company.  Mr. Rogers, 63, will continue to lead the Company until a successor is appointed.

“On behalf of the Board and everyone at Sealy, I would like to thank Larry not only for his leadership, but also for the dedication and commitment that he has given to Sealy for over 30 years,” said Paul J. Norris, Non-Executive Chairman of the Sealy Board of Directors.  “During his tenure as CEO, he has guided the company through some of the most tumultuous times that we have seen in both the industry and the U.S. economy, while advancing Sealy’s status as the preeminent mattress company in the world.  We appreciate his countless contributions over the years.”

During his more than 30 years with Sealy, Mr. Rogers helped to build the company’s international business and increased the strength and reach of the Sealy brand around the world.  The Sealy brand is now sold in more than 40 markets globally and holds the #1 market share in the U.S., Mexico and Canada, where Mr. Rogers spent fifteen years in various senior leadership roles.  Mr. Rogers also played a critical role in entering the China market, establishing a joint venture system in Asia and building the Company’s first plant in China, and he led the company’s entry into South America.

As a veteran of the industry, Mr. Rogers established deep and robust relationships across the global bedding industry, including both the retail and supplier communities.  As CEO, he guided the company through the most significant decline ever experienced by the bedding industry, stabilizing the business and leading the successful refinancing of the company in 2009.  He also focused the Sealy team on delivering innovative, new product offerings, including the development and growth of the Stearns & Foster line.

“After more than three decades at Sealy, I have decided that the time is right for me to retire, knowing that I will leave a company that is well-positioned, despite the ongoing difficulties in the macroeconomic environment.  I am proud to have been a part of this great company and to have played a role in Sealy’s expansion across the U.S. and worldwide,” said Lawrence J. Rogers.

“Together we have built a strong portfolio of brands under the Sealy umbrella and I am confident that our team will continue to build on that strength in the future.  I look forward to working with the Board of Directors, my successor and the rest of the Sealy team to ensure a seamless transition,” he added.

The Board of Directors has formed a search committee and intends to conduct a thoughtful and rigorous process to identify a new CEO.  The Board has also retained an executive search firm to advise the Board on potential candidates.  Once the new CEO is appointed, Mr. Rogers will step down from the Board.

About Sealy

Sealy owns the largest bedding brand in the world, with sales of $1.2 billion in fiscal 2010.  The Company manufactures and markets a broad range of mattresses and foundations under the Sealy(R), Sealy Posturepedic(R), Sealy Embody(TM), Stearns & Foster(R), and Bassett(R) brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent.  In the United States, Sealy sells its products to approximately 3,000 customers with more than 7,000 retail outlets.  Sealy is also a leading supplier to the hospitality industry.  For more information, please visit http://www.sealy.com/.

Notes to editors

•                  Mr. Rogers joined Sealy on September 1, 1979 as Sales Manager of the Winnipeg facility.  In 1980 he was promoted to General Manager of this facility.

•                  From 1981, he held various senior management roles in Canada, rising to President, Canada in March 1988.

•                  Mr. Rogers became Vice President, International in 1994 and Corporate Vice President/General Manager, International Group in 1998.

•                  He was promoted to President, International Bedding Group in 2001 and to President, North America in 2006.

•                  In 2008, he was named President and Chief Executive Officer of Sealy Corporation.

Media contacts

Steve Lipin / Gemma Hart, Brunswick Group

212-333-3810

Investor contacts

Mark Boehmer, Sealy

336-862-8705

investors@sealy.com